UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
                 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
            SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                  Commission File Number 0-23953

                              Omega Worldwide, Inc.
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             (Exact name of registrant as specified in its charter)

                           900 Victors Way, Suite 345
                            Ann Arbor, Michigan 48108
                                 (734) 887-0200
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $0.10 per share
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            (Title of each class of securities covered by this Form)

                                      None
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(Titles of all other  classes  of  securities  for which a duty to file  reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)       [X]                 Rule 12h-3(b)(1)(i)    [X]
     Rule 12g-4(a)(1)(ii)      [ ]                 Rule 12h-3(b)(1)(ii)   [ ]
     Rule 12g-4(a)(2)(i)       [ ]                 Rule 12h-3(b)(2)(i)    [ ]
     Rule 12g-4(a)(2)(ii)      [ ]                 Rule 12h-3(b)(2)(ii)   [ ]
                                                   Rule 15d-6             [ ]

     Approximate number of holders of record as of the certification or notice date: Less than 300 persons
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         Delta I Acquisition, LLC is the sole holder of record of the shares of common stock of Omega Worldwide, Inc. (the "Company") listed above as of the date hereof pursuant to the merger of Delta I Acquisition, Inc. with and into the Company, which Merger was consummated on September 20, 2002.

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  September 23, 2002              By:  /s/ Hamilton Anstead
                                          ----------------------------------
                                          Name: Hamilton D. Anstead
                                          Title:   President